                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-46098

PROSPECTUS SUPPLEMENT
(to prospectus dated November 2, 2000
and supplemented November 9, 2000,
November 21, 2000, November 29, 2000
and December 13, 2000)


                                  $586,992,000

                        UNIVERSAL HEALTH SERVICES, INC.

                        CONVERTIBLE DEBENTURES DUE 2020
                                      AND
                         CLASS B COMMON STOCK ISSUABLE
                       UPON CONVERSION OF THE DEBENTURES


     This prospectus supplement supplements the prospectus dated November 2, 2000 and supplemented November 9, 2000, November 21, 2000, November 29, 2000 and December 13, 2000 (the "prospectus") of Universal Health Services, Inc. ("UHS" or "our") relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors (the "selling securityholders") of up to $586,992,000 principal amount at maturity of UHS's convertible debentures due 2020 (the "debentures") and the shares of our class B common stock issuable upon conversion of the debentures. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

                            SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the principal amount at maturity of debentures beneficially owned by entities who were not identified in the prospectus as selling securityholders and entities who were identified as selling securityholders in the prospectus for whom the information set forth in the prospectus has changed, the percentage of outstanding debentures held by each such entity, and the number of shares of our class B common stock issuable upon conversion of such outstanding debentures. All information concerning beneficial ownership of the debentures has been furnished to UHS by the selling securityholders. The table of selling securityholders in the prospectus is hereby amended to include the entities who are named below as selling securityholders, and to amend the information provided for "McMahan Securities Co. L.P.", "Any other holder of debentures or future transferee, pledgee, donee or successor of any holder" and "Total" in the table of selling securityholders in the prospectus.

                                                        Principal Amount at           Percentage of           Number of Shares of
                                                      Maturity of Debentures           Debentures          Class B Common Stock That
                       Name                             That May Be Sold               Outstanding                May Be Sold
                       ----                             ----------------               -----------                -----------

Aftra Health Fund..................................      $  1,100,000                      *                          6,162
First Union Securities Inc.........................         1,250,000                      *                          7,003
GLG Market Neutral Fund............................        32,000,000                     5.45%                     179,276
Goldman Sachs & Company............................         2,465,000                      *                         13,809
Mainstay Convertible Fund..........................         4,600,000                      *                         25,771
Mainstay VP Convertible Portfolio..................         2,700,000                      *                         15,126
McMahan Securities Co. L.P.........................         1,434,000                      *                          8,033
New York Life Insurance Company....................         5,000,000                      *                         28,012
New York Life Separate Account #7..................         2,000,000                      *                         11,204


                                                        Principal Amount at           Percentage of           Number of Shares of
                                                      Maturity of Debentures           Debentures          Class B Common Stock That
                       Name                             That May Be Sold               Outstanding                May Be Sold
                       ----                             ----------------               -----------                -----------
Any other holder of debentures or future
  transferee, pledgee, donee or successor of any
  holder...........................................        61,366,000                    10.45%                      343,796
      Total........................................      $586,992,000                   100.00%                    3,288,495**
                                                         ============                   ======                     =========

_____________
*      Less than 1%.
** Total differs from the amount registered due to the rounding down of fractional shares of class B common stock issuable to each selling securityholder upon conversion of the debentures.

          The date of this prospectus supplement is January 11, 2001.










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